Exhibit 10.9

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

Dated as of October 16, 2023

among

VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO,

as Originators,

and

NCR ATLEOS RECEIVABLES LLC,

as Buyer

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SCHEDULES

Schedule I	List and Location of Each Originator
Schedule II	Location of Books and Records of Originators
Schedule III	Trade Names
Schedule IV	Notice Addresses

EXHIBITS

Exhibit A	Form of Subordinated Loan Agreement
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Collateral Description
Exhibit D	Form of Collateral Deletion

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This PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of October 16, 2023 is entered into among the various entities listed on Schedule I hereto or that become parties hereto from time to time pursuant to Section 4.3 hereof (the “Originators” and each, an “Originator”), and NCR ATLEOS RECEIVABLES LLC, a Delaware limited liability company (the “Buyer”).

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in the Receivables Purchase Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among the Buyer, as seller, NCR Atleos Canada Receivables LP, as Canadian Guarantor, Cardtronics USA, Inc., a Delaware corporation (“Cardtronics”), as an initial Servicer (in such capacity, the “Servicer”), Cardtronics Canada Holdings Inc., a corporation formed under the laws of the Province of Alberta, Canada, as Canadian Servicer, the Persons from time to time party thereto as Purchasers and as Group Agents, PNC Bank, National Association, as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent. The interpretive provisions of Section 1.02 of the Receivables Purchase Agreement are incorporated by reference herein, mutatis mutandis, substituting references to the Receivables Purchase Agreement with references to this Agreement.

BACKGROUND

1. The Buyer is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by Cardtronics.

2. The Originators generate Receivables in the ordinary course of their businesses.

3. The Originators, in order to finance their respective businesses, wish to sell and/or, in the case of Cardtronics, contribute Receivables and the Related Rights to the Buyer, and the Buyer is willing to purchase and/or accept such Receivables and the Related Rights from the Originators, on the terms and subject to the conditions set forth herein.

4. The Originators and the Buyer intend each such transaction to be a true sale and/or, in the case of Cardtronics, an absolute contribution and conveyance of Receivables and the Related Rights by each Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and the Originators and the Buyer do not intend the transactions hereunder to be characterized as a loan from the Buyer to any Originator.

5. The Buyer intends to sell or pledge the Receivables and the Related Rights to the Administrative Agent for the benefit of the Secured Parties in accordance with the terms of the Receivables Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE, SELL AND CONTRIBUTE

SECTION 1.1 Agreement To Purchase, Sell and Contribute. On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, agrees to sell and/or, in the case of Cardtronics, contribute, to the Buyer, and the Buyer agrees to purchase and/or receive from such Originator, from time to time on or after the Closing Date, but before the related Purchase and Sale Termination Date (as defined in Section 1.4), all of such Originator’s right, title and interest in and to:

(a) each Receivable of such Originator that existed and was owing to such Originator at the closing of such Originator’s business on August 31, 2023 or with respect to any Originator that becomes party hereto pursuant to a Joinder Agreement, the date specified in such Joinder Agreement (the “Cut-Off Date” with respect to such Originator);

(b) each Receivable generated by such Originator from and including the related Cut-Off Date to but excluding the related Purchase and Sale Termination Date;

(c) all of such Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale or license of which gave rise to such Receivable;

(d) all instruments and chattel paper that may evidence such Receivable;

(e) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(f) solely to the extent applicable to such Receivable, all of such Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements or arrangements constituting supporting obligations supporting payment and/or performance of any of the foregoing;

(g) all books and records of such Originator with respect to the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Lock-Box Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property or financial assets (as defined in Article 8 of the UCC) acquired with any such Collections; and

(h) all Collections of any of the foregoing that are or were received by such Originator on or after the related Cut-Off Date, and all other proceeds of the foregoing.

All purchases and contributions hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the applicable Originator set forth in this Agreement. No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Buyer hereunder, and any such assumption is expressly disclaimed. The property, proceeds and rights described in clauses (c) through (h) above are herein referred to as the “Related Rights”, and the Buyer’s foregoing agreement to purchase Receivables and Related Rights is herein called the “Purchase Facility.”

SECTION 1.2 Timing of Purchases.

(a) Closing Date Purchases. Effective on the Closing Date, each Originator hereby sells and/or, in the case of Cardtronics, contributes, to the Buyer, and the Buyer purchases and/or receives, such Originator’s entire right, title and interest in, to and under (i) each Receivable that existed and was owing to such Originator at the related Cut-Off Date, (ii) each Receivable generated by such Originator from and including the related Cut-Off Date, to and including the Closing Date, and (iii) all Related Rights with respect thereto.

(b) Subsequent Purchases. After the Closing Date, until the Purchase and Sale Termination Date for the applicable Originator, each Originator hereby sells and/or in the case of Cardtronics, contributes, to the Buyer, and the Buyer purchases and/or receives, such Originator’s entire right, title and interest in, to and under each Receivable created after the Closing Date, and each Receivable and the Related Rights generated by such Originator shall be, and shall be deemed to have been, sold or contributed, as applicable, by such Originator to the Buyer immediately (and without further action) upon the creation of such Receivable.

SECTION 1.3 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to make Purchase Price payments to the Originators and to accept all capital contributions, in each case, in accordance with Article III.

SECTION 1.4 Purchase and Sale Termination Date. The “Purchase and Sale Termination Date” with respect to any Originator shall be the earlier to occur of (a) the date the Purchase Facility is terminated with respect to such Originator pursuant to Section 8.2(a) and (b) the first Payment Date to occur following the day on which such Originator shall have given written notice to the Buyer, the Administrative Agent and each Group Agent at or prior to 10:00 a.m. (New York City time) that such Originator desires to terminate this Agreement.

SECTION 1.5 Intention of the Parties; Recharacterization. It is the express intent of each Originator and the Buyer that each conveyance of the Receivables and the Related Rights by such Originator to the Buyer under this Purchase Facility be absolute and irrevocable and provide Purchaser with the full benefits of ownership of such Receivables and Related Rights, and each Originator hereby relinquishes all title and control over such Receivables and Related Rights upon each such conveyance. However, if, contrary to the mutual intent of the parties, any conveyance of Receivables, including without limitation any Receivables constituting general intangibles as defined in the UCC, and all Related Rights is not construed to be both a valid and perfected sale and absolute assignment of such Receivables and Related Rights, and a conveyance of such Receivables and Related Rights that is prior to the rights of and enforceable against all other Persons at any time, including without limitation lien creditors, secured lenders, purchasers and any Person claiming through such Originator, then, it is the intent of such Originator and the Buyer that this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC. Each Originator shall be deemed to have granted to the Buyer as of the date of this Agreement, and such Originator hereby grants to the Buyer a security interest in, to and under all of such Originator’s right, title and interest in and to all Receivables, the Related Rights and all proceeds thereof, in each case, now existing and hereafter arising, which security interest shall secure the payment of an amount equal to the aggregate Purchase Price of the Receivables conveyed by such Originator to the Buyer hereunder and any other payment obligation of such Originator to the Buyer hereunder (such Originator’s “Originator Obligations”). In furtherance of the foregoing, each Originator and the Buyer hereby authorize the filing of one or more financing statements with an indication or description of the property conveyed hereunder (which may describe such property in substantially the form attached hereto as Exhibit C and identifying the Buyer as assignor and the Administrative Agent as the assignee), and such amendments thereto and continuations and assignments thereof, in each jurisdiction the Buyer or the Administrative Agent deems necessary and appropriate to perfect their respective ownership and security interests in the property conveyed hereunder and the proceeds thereof.

SECTION 1.6 Excluded Receivables. Each Originator may from time to time, by written notice to the Buyer, the Administrative Agent and the Group Agents, propose to designate one or more Obligors, the Receivables of which will cease to be sold (or contributed) to the Buyer by such Originator from and after a specified date. If the Administrative Agent and the Group Agents consent to such proposed exclusion in writing, Receivables owed by any such Obligor (each, an “Excluded Obligor”) created on or after the date specified in such written consent, or if no date is specified, from and after the fifth Business Day after the date of such written consent (such date, the “Exclusion Date” for such Excluded Obligor) shall not be sold (or contributed) by such Originator to the Buyer hereunder (each such Receivable, an “Excluded Receivable”). It is acknowledged and agreed that collections on Excluded Receivables shall not constitute Collections and shall be subject to the provisions of the Transaction Documents regarding the commingling of Collections with other funds. With the written consent of the Administrative Agent and the Group Agents, an Originator may designate any Excluded Obligor to cease to be an Excluded Obligor as of a specified date, and Receivables owed by such former Excluded Obligor created on or after such specified date shall not constitute Excluded Receivables.”

SECTION 1.7 UCC Releases. Each Originator and the Administrative Agent, for itself and each Purchaser, hereby authorizes the filing of amendments to any financing statements filed against any Originator providing for the deletion of collateral substantially in the manner described on the attached Exhibit D.

ARTICLE II

PURCHASE RECORDS; CALCULATION OF PURCHASE PRICE

SECTION 2.1 Purchase Records. On the Closing Date and on each date when an Information Package or Interim Report is due to be delivered under the Receivables Purchase Agreement (each such date, a “Monthly Purchase Record Date”), the Servicer shall record in its books and records, which it shall maintain and make available to the Buyer and each Originator upon request, the following information (the “Purchase Records”):

(a) Receivables purchased by the Buyer from each Originator, or contributed to the capital of the Buyer by Cardtronics, on the Closing Date (in the case of the Purchase Records to be recorded on the Closing Date);

(b) Receivables purchased by the Buyer from each Originator, or contributed to the capital of the Buyer by Cardtronics, during the Fiscal Month immediately preceding such Monthly Purchase Record Date (in the case of each subsequent Purchase Records); and

(c) the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.3(a) and (b).

SECTION 2.2 Calculation of Purchase Price. The “Purchase Price” to be paid to each Originator in accordance with the terms of Article III for the Receivables and the Related Rights that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD

where:

PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.

OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.

FMVD	=	Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one, divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, times (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last day of the Fiscal Month immediately preceding such Payment Date) and the denominator of which is 365 or 366, as applicable.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Originators are open for business.

“Prime Rate” means a per annum rate equal to the “U.S. Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrative Agent in its sole discretion.

ARTICLE III

CONTRIBUTIONS AND PAYMENT OF PURCHASE PRICE

SECTION 3.1 Initial Purchase Price Payment. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to each Originator the Purchase Price for the purchase to be made from such Originator on the Closing Date (i) to the extent the Buyer has cash available therefor, partially in cash (in an amount to be agreed between the Buyer and such Originator and set forth in the initial Purchase Record) and, solely in the case of Cardtronics if elected by Cardtronics in its sole discretion, by accepting a contribution from Cardtronics to the

Buyer’s capital and (ii) the remainder by an increase in the principal amount of a subordinated loan incurred pursuant to the terms of a subordinated loan agreement entered into with such Originator in the form of Exhibit A (to the extent the Buyer has not previously entered into such a subordinated loan agreement with such Originator) (each such subordinated loan agreement, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all other subordinated loan agreements entered into from time to time in substitution or renewal thereof in accordance with the Transaction Documents, each being herein called a “Subordinated Loan Agreement”) with an initial principal amount (or in the case of any outstanding Subordinated Loan (as defined in the applicable Subordinated Loan Agreement), an increase in the principal amount) equal to the remaining Purchase Price payable by such Originator with that was not paid in cash or, in the case of Cardtronics, that was not contributed to the Buyer’s capital.

SECTION 3.2 Subsequent Purchase Price Payments. On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to each Originator the Purchase Price for the Receivables and the Related Rights generated by such Originator on such Payment Date:

(a) First, in cash to the extent the Buyer has cash available therefor (and such payment is not prohibited under the Receivables Purchase Agreement);

(b) Second, solely in the case of Cardtronics, if elected by Cardtronics in its sole discretion, to the extent any portion of the Purchase Price remains unpaid, by accepting a contribution of such Receivable and the Related Rights by Cardtronics to its capital in an amount equal to such remaining unpaid portion of such Purchase Price; and

(c) Third, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the applicable Subordinated Loan shall be automatically increased by an amount equal to the lesser of (x) such remaining unpaid portion of such Purchase Price and (y) the maximum increase in the principal balance of the applicable Subordinated Loan that could be made without rendering the Buyer’s Net Worth less than the Required Capital Amount;

provided, however, that (x) if more than one Originator is selling Receivables to the Buyer on the date of such purchase, the Buyer shall make cash payments among the Originators in such a way as to minimize to the greatest extent practicable the aggregate principal amounts of the Subordinated Loans and (y) if on any Business Day, the entire Purchase Price for any Receivable is not paid by the Buyer as a result of any of the limitations set forth above, any remaining unpaid portion of such Purchase Price shall be contributed to the Buyer in exchange for a limited liability company interest in the amount of such unpaid portion in accordance with the terms of the Buyer’s organizational documents; provided, further, however, that the foregoing shall not be construed to require Cardtronics to make any capital contribution to the Buyer.

“Net Worth” has the meaning set forth under “Seller’s Net Worth” in the Receivables Purchase Agreement.

On each Monthly Settlement Date, based on the most recent Purchase Records, the Buyer and each Originator shall determine the net amount of cash payments made by the Buyer to such Originator during the related Fiscal Month in respect of the Purchase Price for Receivables acquired from such Originator, after giving effect to Section 3.4 hereof and Section 3.01 of the Receivables Purchase Agreement, the amount of the increase or decrease in such Originator’s Subordinated Loan, and in the case of Cardtronics, the portion of such Purchase Price allocable to a capital contribution, and the Buyer shall report or cause to be reported the foregoing determinations to the Administrative Agent.

Interest and principal on each Subordinated Loan shall be paid by the Buyer in accordance with the priorities set forth in Section 3.01(a) of the Receivables Purchase Agreement. Each Originator is authorized by the Buyer to make appropriate notations on its Subordinated Loan to reflect the date and amount of each advance thereunder and the date and amount of each payment with respect thereto, provided that the failure to make such notations shall not affect any obligation of the Buyer thereunder. Each Originator acting as a lender in respect of any Subordinated Loan agrees that such Subordinated Loan shall be deemed to be terminated upon the final payment thereof after the occurrence of such Purchase and Sale Termination Date with respect Originator to such Originator.

SECTION 3.3 Settlement as to Specific Receivables and Dilution.

(a) If, on the day of purchase or contribution of any Receivable from an Originator hereunder, any of the representations or warranties set forth in Sections 5.1(k), (l), (m), (x), (z) or (bb) are not true with respect to such Receivable, then the Purchase Price for such Receivable shall be reduced by an amount equal to such Purchase Price minus the amount of Collections received by the Buyer thereon, and shall be accounted to such Originator as provided in clause (c) below; provided, that if the Buyer thereafter receives payment on account of any such Receivable, the Buyer promptly shall deliver such funds to such Originator. Upon payment by the Originator or other application of such credit in accordance with clause (c) below, all of Buyer’s right, title and interest in and to such Receivable and any Related Rights (including any related returned goods) shall be reconveyed to the applicable Originator, and any related interest of Buyer in such Receivable and such Related Rights shall be deemed released and relinquished, in each case without further action by any Person.

(b) If, on any day, the Outstanding Balance of any Receivable sold or contributed by an Originator hereunder is reduced or adjusted as a result of (i) defective, rejected or returned goods or services, (ii) any revision, cancellation, allowance, rebate, credit memo, discount, warranty payment or other voluntary reduction in the amounts actually owed by the applicable Pool Obligor made by such Originator or any of its Affiliates (other than as a result of the receipt of Collections), (iii) any setoff, counterclaim or dispute between any Pool Obligor and such Originator or any of its Affiliates (whether arising from the transaction giving rise to a Pool Receivable or any unrelated transaction) or (iv) any correction to the reported Outstanding Balance of any Pool Receivable as of the date of its sale or contribution hereunder due to such reported Outstanding Balance being in excess of its actual Outstanding Balance as of such date, then, in any such case, to the extent it would not constitute reimbursement for any Credit Risk Losses and except as provided in the following paragraph, the Purchase Price with respect to such Receivable shall be reduced by the amount of such net reduction or adjustment and shall be accounted to such Originator as provided in clause (c) below. Upon payment by the Originator or other application of such credit in accordance with clause (c) below, all of Buyer’s right, title and interest in and to any returned goods or any other Related Rights specific to the portion of the Outstanding Balance of the Receivable that was so reduced shall be reconveyed by the Buyer to the applicable Originator, and any related interest of Buyer in such returned goods or other Related Rights shall be deemed released and relinquished, in each case without further action by any Person.

If (x) a Pool Receivable (or any portion thereof) is cancelled and the related Outstanding Balance of such Receivable (or portion thereof) is reduced to zero by an Originator in accordance with its customary credit and rebilling practices, (y) such Originator simultaneously generates a new Receivable (or portion thereof) payable by the same Obligor for the sale of goods, performance of services or license of software giving rise to the cancelled or reduced Pool Receivable in accordance with such Originator’s customary credit and rebilling practices, and such Originator sells or contributes such new Receivable (or portion thereof) to the Buyer hereunder and (z) the Purchase and Sale Termination Date has not occurred with respect to such Originator, then the Buyer shall receive a credit against the Purchase Price otherwise payable by it for such new Receivable (or portion thereof) in an amount equal to the Purchase Price paid by the Buyer hereunder for the cancelled portion of such Receivable, and the amount of the related net reduction or adjustment to be accounted for as provided in clause (c) below shall be equal to the amount, if any, by which such new Receivable’s Outstanding Balance (or portion thereof) related to the sale of such goods, performance of such services or license of such software is less than the Outstanding Balance of such cancelled Pool Receivable (or portion thereof).

(c) For so long as: (A) the Purchase and Sale Termination Date has not occurred with respect to such Originator, (B) no Termination Event has occurred and is continuing under the Receivables Purchase Agreement, (C) no Capital Coverage Deficit exists and (D) the Buyer’s Net Worth is at least equal to the Required Capital Amount, any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above shall, at the option of the related Originator:

(i) be applied as a credit for the account of the Buyer against the Purchase Price of Receivables acquired by the Buyer from such Originator hereunder during the Fiscal Month in which such reduction of the Purchase Price occurred;

(ii) be applied as a repayment of principal to the outstanding principal balance under the Subordinated Loan payable to such Originator;

(iii) be paid in cash to the Buyer by deposit of immediately available funds into a Lock-Box Account as if Collections of the applicable Receivable in such amount had actually been received on such date; or

(iv) any combination of the foregoing.

In all other cases (including if (A) the Purchase and Sale Termination Date has occurred with respect to the applicable Originator, (B) a Termination Event has occurred and is continuing under the Receivables Purchase Agreement, (C) a Capital Coverage Deficit exists or (D) the Buyer’s Net Worth less than the Required Capital Amount), any such reduction in the Purchase Price of any Receivable shall be paid solely in cash by the applicable Originator in accordance with clause (iii) above.

SECTION 3.4 Return of Certain Payments. If any Originator receives any cash payments or cash distributions from the Buyer or from Collections during any Fiscal Month (including in respect of the purchase price for Receivables, payments of principal or interest on any Subordinated Loans or dividends) at any time during which a Capital Coverage Deficit existed or resulted from such payments or distributions, such Originator shall return the amount of all such payments and distributions to the Buyer on the first Monthly Settlement Date following such Fiscal Month to be treated as Collections and applied in accordance with the priorities set forth in Section 3.01(a) of the Receivables Purchase Agreement; provided, however, that each Originator may net from the amount it is required to return to the Buyer, the amount (if any) that would otherwise be paid by the Buyer to such Originator on such Monthly Settlement Date in accordance with Section 3.01(a) of the Receivables Purchase Agreement from available Collections (including Collections returned to the Buyer by Originators pursuant to this paragraph and by the Servicer pursuant to the last paragraph of Section 3.01(a) of the Receivables Purchase Agreement). If any delay by an Originator to pay over such amounts causes the Buyer to incur the obligation to pay additional interest or fees in respect of such amounts under the Receivables Purchase Agreement, such Originator shall additionally pay over to the Buyer, to treated as Collections and applied in accordance with the priorities set forth in Section 3.01(a) of the Receivables Purchase Agreement, an amount sufficient to compensate the Buyer for the amount of such interest and fees.

ARTICLE IV

CONDITIONS OF PURCHASES; ADDITIONAL ORIGINATORS

SECTION 4.1 Conditions Precedent to this Agreement. This Agreement shall become effective concurrently with the effectiveness of the Receivables Purchase Agreement, so long as the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) and each Group Agent:

(a) a copy of the resolutions or unanimous written consent of the board of directors or other governing body of each Originator approving this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Originator;

(b) good standing certificates for each Originator issued as of a recent date acceptable to the Buyer and the Administrative Agent (as the Buyer’s assignee) by the Secretary of State (or similar official) of the jurisdiction of such Originator’s organization or formation and each other jurisdiction where such Originator is required to be qualified to transact business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect;

(c) a certificate of the Secretary or Assistant Secretary of each Originator certifying the names and true signatures of the officers authorized on such Person’s behalf to sign this Agreement and the other Transaction Documents to be executed and delivered by it (on which certificate the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent may conclusively rely until such time as the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent shall receive from such Person a revised certificate meeting the requirements of this clause (c));

(d) the certificate or articles of incorporation or other organizational document of each Originator (including all amendments and modifications thereto) duly certified by the Secretary of State of the jurisdiction of such Originator’s organization as of a recent date, together with a copy of the by-laws or other governing documents of such Originator (including all amendments and modifications thereto), as applicable, each duly certified by the Secretary or an Assistant Secretary of such Originator;

(e) proper financing statements (Form UCC-1) that have been duly authorized and name each Originator as the debtor/seller and the Buyer as the buyer/assignor (and the Administrative Agent, for the benefit of the Purchasers, as secured party/assignee) of the Receivables generated by such Originator in each jurisdiction as the Buyer or the Administrative Agent deems necessary or appropriate to perfect the Buyer’s ownership or security interest in such Receivables and the Related Rights in which an ownership or security interest has been assigned to it hereunder (it being understood that proper financing statements with an indication of collateral substantially as described in Exhibit C shall be deemed appropriate for purposes of this paragraph);

(f) a written search report from a Person satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) listing all effective financing statements that name the Originators as debtors or sellers and that are filed in all jurisdictions in which filings may be made against such Person pursuant to the applicable UCC, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (and/or released or terminated, as the case may be, prior to the date hereof), shall cover any Receivable or any Related Rights which are to be sold to the Buyer hereunder), and tax lien search reports (including, without limitation, liens of the PBGC) from a Person satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) showing no evidence of such liens filed against any Originator;

(g) favorable opinions of counsel to the Originators, in form and substance satisfactory to the Buyer, the Administrative Agent and each Group Agent and addressing the matters described in the closing memorandum attached as Exhibit G to the Receivables Purchase Agreement;

(h) a copy of a Subordinated Loan entered into with each Originator, duly executed by the Buyer; and

(i) evidence of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered by it in connection herewith.

SECTION 4.2 Certification as to Representations and Warranties. Each Originator, by accepting the Purchase Price related to each purchase or contribution of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties of such Originator contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) as of such earlier date).

SECTION 4.3 Additional Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of the Buyer, the Administrative Agent and each Group Agent (which consents may be granted or withheld in their sole discretion); provided that the following conditions are satisfied or waived in writing by the Administrative Agent and each Group Agent on or before the date of such addition:

(a) the Buyer, the Administrative Agent and each Group Agent shall have received at least thirty days’ prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have received such other information with respect to such proposed additional Originator as the Buyer, the Administrative Agent or any Group Agent may reasonably request;

(b) such proposed additional Originator shall have executed and delivered to the Buyer, the Administrative Agent and each Group Agent an agreement substantially in the form attached hereto as Exhibit B (a “Joinder Agreement”);

(c) such proposed additional Originator shall have delivered to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent each of the documents with respect to such Originator described in Section 4.1, in each case in form and substance satisfactory to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent;

(d) [reserved];

(e) no Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event shall have occurred and be continuing; and

(f) no Termination Event or Unmatured Termination Event shall have occurred and be continuing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

SECTION 5.1 Representations and Warranties. Each Originator (and solely with respect to Section 5.1(y), the Buyer) hereby represents and warrants on each date that a Receivable is conveyed to Buyer hereunder, with respect to itself and the Receivables conveyed by it on such date, that:

(a) Organization and Good Standing. Such Originator is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, with the power and authority under its organizational documents and under the laws of the jurisdiction of its organization or formation to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b) Due Qualification. Such Originator is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. Such Originator has all necessary power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (iii) convey its Receivables and the Related Rights to the Buyer on the terms and subject to the conditions herein provided, and such Originator has duly authorized by all necessary action such grant and such Originator’s execution, delivery and performance and consummation of the transactions to be performed and consummated by it in this Agreement and the other Transaction Documents to which it is a party.

(d) Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of such Originator, enforceable against such Originator in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which such Originator is a party, the performance of the transactions contemplated to be taken by such Originator by this Agreement and the other Transaction Documents to which such Originator is a party and the fulfillment by such Originator of the terms of this Agreement and the other Transaction Documents to which it is a party applicable to it will not (i) violate any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of such Originator or any material agreement or instrument to which such Originator is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such agreement to which such Originator is a party or by which it or any of its properties is bound or (iii) conflict with or violate any Applicable Law, except to the extent that any such default, Adverse Claim or violation would not reasonably be expected to have a Material Adverse Effect.

(f) Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to its knowledge based on written notice received by it, threatened, against such Originator before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; or (iii) seeking any determination or ruling that would reasonably be expected to materially and adversely affect the performance by it of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents.

(g) No Consents. Such Originator is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Applicable Law. Such Originator has maintained in effect all qualifications required under Applicable Law as are necessary to originate the Pool Receivables and transfer such Pool Receivables pursuant to this Agreement and (ii) has complied in all material respects with Applicable Law in connection with originating the Pool Receivables and transferring such Pool Receivables pursuant to this Agreement.

(i) Accuracy of Information. All certificates, reports, statements, documents and other information furnished to the Buyer, the Administrative Agent or any other Purchaser Party by it pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, true and correct in all material respects on the date the same are furnished to the Buyer, the Administrative Agent or such other Purchaser Party (other than forward-looking or projected information, with respect to which no representation or warranty is made, and otherwise as subsequently corrected as the Administrative Agent or such other Purchaser Party, as applicable, have deemed acceptable), and when taken as a whole, and in light of the circumstances in which and the purposes for which they were furnished, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

(j) Names and Location. Except as described in Schedule III, such Originator has not used any corporate names, trade names or assumed names since the date occurring five calendar years prior to the Closing Date other than its name set forth on the signature pages hereto. Such Originator is “located” (as such term is defined in the applicable UCC) in the jurisdiction specified in Schedule I and since the date occurring five calendar years prior to the Closing Date, has not been “located” (as such term is defined in the applicable UCC) in any other jurisdiction (except as specified in Schedule I). The office(s) where such Originator keeps its records concerning the Receivables is at the address(es) set forth on Schedule II.

(k) Credit and Collection Policy. Such Originator has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable sold or contributed by it hereunder.

(l) Eligible Receivables. Each Receivable sold, transferred, assigned or contributed hereunder by such Originator and identified as an Eligible Receivable at the time of such sale, transfer or contribution is an Eligible Receivable as of the date of such sale, transfer, assignment or contribution.

(m) Valid Sale. Each sale or contribution, as the case may be, of Receivables and the Related Rights made by such Originator pursuant to this Agreement shall constitute a valid sale or contribution, as the case may be, of Receivables and Related Rights to the Buyer, enforceable against creditors of such Originator, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(n) Margin Stock. Such Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System), and no Purchase Price payments or proceeds under this Agreement will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(o) No Material Adverse Effect. Since the date of Performance Guarantor’s most recent annual report on form 10-K filed under the Exchange Act, there has been no Material Adverse Effect on such Originator.

(p) Investment Company Act. Such Originator is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(q) No Sanctions. No: (a) Covered Entity: (i) is a Sanctioned Person, nor any employees, officers, directors, affiliates, consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Agreement is a Sanctioned Person; (ii) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, or which otherwise are prohibited by any Applicable Laws of the United States or Applicable Laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws; (b) Receivables or Related Rights are Embargoed Property.

(r) Transaction Information. Neither such Originator nor any Affiliate of such Originator acting on its behalf has delivered any Transaction Information to any Rating Agency without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency. Neither such Originator nor any Affiliate of such Originator acting on its behalf has participated in any oral communications any Rating Agency in which such Originator or such Affiliate has provided any Transaction Information without the participation of the applicable Group Agent.

(s) Financial Condition. The consolidated balance sheets of such Originator and its consolidated Affiliates as of June 30, 2023 and the related statements of income and shareholders’ equity of such Originator and its consolidated Affiliates for the fiscal quarter then ended, copies of which have been furnished to the Administrative Agent and the Group Agents, present fairly in all material respects the consolidated financial position of such Originator and its consolidated Affiliates for the period ended on such date, all in accordance with GAAP.

(t) Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by such Originator with any bulk sales act or similar law.

(u) Taxes. Such Originator has filed all material Tax returns required by Applicable Law to have been filed by it and has paid, or caused to be paid all material Taxes required by Applicable Law to be paid by it, other than any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established.

(v) Opinions. The factual statements contained in the opinions delivered by Skadden, Arps, Slate Meagher & Flom LLP on the Closing Date (or at any date thereafter on which such an opinion is delivered to the Administrative Agent and the Group Agents) with respect to “true sale” and “substantive consolidation” matters are, in each case, true and correct in all material respects with respect to such Originator, including that, no transfer is being made hereunder (A) with the intent to hinder, delay or defraud any Person, (B) when the related Originator is insolvent or expects to become insolvent as a result of the transfers of its Receivables to Buyer, (C) when the related Originator is engaged or expected to engage in a business for which its remaining property represents an unreasonably small capitalization or (D) when the related Originator intends to incur or believes that it will incur indebtedness that it will not be able to repay at maturity.

(w) ERISA.

(i) Such Originator and its ERISA Affiliates are in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Pension Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. No Reportable Event has occurred during the past five years other than a Reportable Event that would not reasonably be expected to have a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Pension Plan (based on the assumptions used to determine required minimum contributions under Section 412 of the Code with respect to such Pension Plan), over the value of the assets of such Pension Plan, determined as of the most recent annual valuation date applicable thereto for which a valuation has been completed, would not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Pension Plans (based on the assumptions used to determine required minimum contributions under Section 412 of the Code with respect to each such Pension Plan), over the value of the assets of all such underfunded Pension Plans, determined as of the most recent annual valuation dates applicable thereto for which valuations have been completed, would not reasonably be expected to have a Material Adverse Effect. Neither such Originator nor any of its ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has had or would reasonably be expected to have, through increases in the contributions required to be made to such Pension Plan or otherwise, a Material Adverse Effect.

(ii) Such Originator and its ERISA Affiliates are in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(x) No Fraudulent Conveyance. With respect to each Receivable transferred to Buyer by such Originator hereunder, the applicable Purchase Price received by such Originator constitutes reasonably equivalent value in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by such Originator of any Receivable hereunder is or may be voidable under any section of the Bankruptcy Code in the event of an Insolvency Proceeding with respect to such Originator. No transfer of any Receivable by such Originator hereunder: (i) is made with any intent on the part of such Originator to hinder, delay or defraud any entity to which such Originator is or will become indebted on or after the date of transfer, (ii) is made at a time such Originator is not Solvent, (iii) would render the Originator not Solvent as a result of such transfer, (iv) would cause such Originator to have an unreasonably small amount of capital, (v) would cause such Originator to be unable to pay its debts as they become due or (vi) is made with any intent on the part of such Originator to evade any applicable laws or public policy.

(y) Ordinary Course of Business. Each of the Originators and the Buyer represents and warrants as to itself that each remittance of Collections by or on behalf of such Originator to the Buyer under this Agreement will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of such Originator and the Buyer.

(z) Good Title. Immediately preceding its sale or contribution of each Receivable hereunder, such Originator was the owner of such Receivable sold or contributed or purported to be sold or contributed, as the case may be, free and clear of any Adverse Claims, and each such sale or contribution hereunder constitutes a valid sale, transfer and assignment of all of such Originator’s right, title and interest in, to and under the Receivables sold or contributed by it, free and clear of any Adverse Claims.

(aa) Perfection. On or before the date hereof and before the generation by such Originator of any new Receivable to be sold, contributed or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Buyer’s ownership interest in such Receivable have been duly filed in each filing office necessary for such purpose (or solely with respect to Receivables sold or contributed on the Closing Date and the initial sales and contributions hereunder, will be recorded or filed on or prior to the fifth Business Day following the Closing Date). Upon the creation of each new Receivable sold, contributed or otherwise conveyed or purported to be conveyed hereunder and on the Closing Date for then existing Receivables, the Buyer shall have a valid and perfected first priority ownership or security interest in each Receivable sold to it hereunder, free and clear of any Adverse Claim.

(bb) Enforceability of Contracts. Each Receivable sold or contributed by such Originator hereunder arises under a Contract that is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the outstanding balance of such Receivable, enforceable against such Obligor in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

ARTICLE VI

COVENANTS OF THE ORIGINATORS

SECTION 6.1 Covenants. From the date hereof until the Final Payout Date, each Originator will, unless the Administrative Agent and the Buyer shall otherwise consent in writing, perform the following covenants:

(a) Financial Reporting. Each Originator will maintain a system of accounting established and administered in accordance with GAAP, and each Originator shall furnish to the Buyer, the Administrative Agent and each Group Agent such information as the Buyer, the Administrative Agent or any Group Agent may from time to time reasonably request relating to such system of accounting.

(b) Notice of Events of Default, Unmatured Events of Default, Purchase and Sale Termination Events and Unmatured Purchase and Sale Termination Events. Each Originator will notify the Buyer, the Administrative Agent and each Group Agent in writing promptly upon (but in no event later than two (2) Business Days after) a Financial Officer learning of the occurrence of a Termination Event, Unmatured Termination Event, Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event. Such notice shall describe such Termination Event, Unmatured Termination Event, Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event, and if applicable, the steps being taken by the Person(s) affected with respect thereto.

(c) Preservation of Existence. Each Originator will do all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business in each jurisdiction in which its business is conducted, licenses, patents, trademarks, copyrights and other proprietary rights. Without the consent of the Buyer, the Administrative Agent and each Group Agent, no Originator shall make any change to the conduct of its business if such change would reasonably be expected to have a Material Adverse Effect; provided however, that nothing in this paragraph (c) shall prevent any transaction permitted by paragraph (p) below or not otherwise prohibited by this Agreement or any other Transaction Document.

(d) Compliance with Laws. Each Originator will comply with the requirements of all laws, rules and regulations applicable to its property or business operations, except in such instance where (i) any failure to comply therewith, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (ii) the requirement to comply therewith is being contested in good faith.

(e) Furnishing of Information and Cooperation with Inspections. Each Originator will furnish or cause to be furnished to the Buyer, the Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables as the Buyer, the Administrative Agent or any Group Agent may reasonably request for purposes of protecting its interest in the Pool Receivables or its rights and remedies under the Transaction Documents. Each Originator will cooperate in connection with any Inspection duly conducted pursuant to Section 7.01(g) of the Receivables Purchase Agreement, including to permit the Administrative Agent and each Group Agent or their respective agents or representatives and/or certified public accountants or other auditors, during regular business hours and with reasonable prior written notice, to (i) examine and make copies of and abstracts from all books and records relating to the Receivables and Related Rights, (ii) visit the offices and properties of such Originator for the purpose of examining such books and records and (ii) discuss matters relating to the Receivables and Related Rights or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Originator, to the extent reasonably available, having knowledge of such matters; and (iv) conduct a review of its books and records with respect to such Receivables and Related Rights.

(f) Payments on Receivables, Lock-Box Accounts. Each Originator will (or will cause the Servicer to) instruct all Pool Obligors to deliver all payments on the Pool Receivables to a Lock-Box Account or a Lock-Box. Each Originator will, and will cause the Servicer to, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and necessary to segregate such Collections received from other property of the Servicer and the Originators. If any Collections are received by an Originator other than in a Lock-Box Account, it shall hold such payments in trust for the benefit of the Administrative Agent (for the benefit of the Secured Parties) and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Lock-Box Account. If any funds other than Collections (or other proceeds of the Receivables and Related Rights) are deposited into any Lock-Box Account, each Originator will cause the Servicer to, within two (2) Business Days, identify and transfer such funds to the appropriate Person entitled to such funds. Each Originator acknowledges and agrees that no Lock-Box, Lock-Box Account or Lock-Box Agreement may be modified or terminated except in accordance with the Receivables Purchase Agreement.

(g) Sales, Liens, etc. Except as otherwise provided herein, no Originator will sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Receivable or other Related Rights.

(h) Extension or Amendment of Pool Receivables. Except as otherwise permitted by the Receivables Purchase Agreement, no Originator will, or will permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. Each Originator shall comply in all material respects with all provisions required to be observed by it under the Credit and Collection Policy and the related Contract that are applicable with respect to each Pool Receivable conveyed by it hereunder.

(i) Fundamental Changes. Each Originator shall provide the Buyer and the Administrative Agent at least 30 days’ (or such shorter period agreed to by the Administrative Agent in writing) prior written notice before making any change in such Originator’s name, location or making any other change in such Originator’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or the Receivables Purchase Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC; each notice to the Buyer and the Administrative Agent pursuant to this sentence shall set forth the applicable change and the proposed effective date thereof.

(j) Change in Credit and Collection Policy. Except to the extent required by Applicable Law (in which case the applicable Originator shall give prompt written notice thereof to the Buyer and the Administrative Agent), no Originator will make any change in the Credit and Collection Policy that would reasonably be expected to have a Material Adverse Effect without the prior written consent of the Buyer, the Administrative Agent and the Majority Group Agents. Promptly following any material change in the Credit and Collection Policy, such Originator will (or will cause the Servicer to) deliver a copy of the updated Credit and Collection Policy identifying such material change to the Buyer, the Administrative Agent and each Group Agent.

(k) Books and Records. Each Originator will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary for the servicing of the Pool Receivables conveyed by it hereunder (including records adequate to permit the daily identification of each such Pool Receivable and all Collections of and adjustments to each such existing Pool Receivable).

(l) Change in Payment Instructions to Pool Obligors. No Originator shall (or shall permit the Servicer to) make any change in its (or their) instructions to the Pool Obligors regarding payments to be made to the Lock-Box Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Lock-Box Account (or any related Lock-Box), unless the Administrative Agent shall have directed such change or consented to such change in writing.

(m) Ownership Interest, Etc. Each Originator shall (and shall cause the Servicer to), at its expense, take all action necessary to establish and maintain a valid and enforceable ownership or security interest in the Pool Receivables, the Related Rights and Collections with respect thereto, and a first priority perfected ownership or security interest in the Receivables and Related Rights, in each case free and clear of any Adverse Claim, in favor of the Buyer and the Administrative Agent (for the benefit of the Secured Parties), as applicable, including taking such action to perfect, protect or more fully evidence the interest of the Buyer and the Administrative Agent (for the benefit of the Secured Parties) as the Buyer, the Administrative Agent or any Group Agent may reasonably request. In furtherance of the foregoing, each Originator hereby authorizes the Buyer and the Administrative Agent (for the benefit of the Secured Parties) to file such continuations of the financing statements filed hereunder as it deems necessary and appropriate to maintain such perfected security interest. Each Originator shall (or shall cause the Servicer to), from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Originator to file such financing statements under the UCC. Notwithstanding anything else in the Transaction Documents to the contrary, no Originator shall have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(n) Further Assurances. Each Originator hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that the Buyer or the Administrative Agent may reasonably request for the purpose of exercising and enforcing the rights and remedies of the Buyer and the Secured Parties under this Agreement or any other Transaction Document.

(o) Transaction Information. No Originator shall deliver any Transaction Information to any Rating Agency without providing such Transaction Information to the applicable Group Agent prior to such delivery, nor shall any Originator permit any of its Affiliate to do so on its behalf. No Originator shall provide any Transaction Information in any oral communications with any Rating Agency without the participation of the applicable Group Agent, nor shall any Originator permit any of its Affiliates to do so on its behalf.

(p) Mergers, Acquisitions, Sales, etc. Without the prior written consent of the Buyer, the Administrative Agent and each Group Agent (which consent shall not be unreasonably withheld, conditioned or delayed, so long as no Termination Event or Unmatured Termination has occurred and remains continuing), no Originator shall (i) consummate any merger, consolidation or other restructuring or (ii) except as contemplated by the Transaction Documents, directly or indirectly sell, transfer, assign, convey or lease, whether in one or a series of transactions, all or substantially all of its assets; provided, that an Originator shall be permitted to merge with any of its Affiliates if such Originator is the surviving entity and no Change in Control would result therefrom.

(q) Chattel Paper. Each Originator shall cause all chattel paper evidencing such Originator’s Pool Receivables held by the Servicer in its possession or control to be held by the Servicer as bailee for the Secured Parties and the Buyer at the locations identified in Schedule II, in the Electronic Invoice System or in other electronic document management systems (which may include document storage systems provided by third party vendors used in the ordinary course of the Servicer’s business); provided, however, that following the occurrence and during the continuance of a Termination Event, the Originator shall cause the Servicer to as promptly as practicable following receipt of written request therefor from the Administrative Agent, (a) provide the Administrative Agent with such access to the Electronic Invoice System, and, to the extent reasonably practicable, such other electronic document management systems, as is necessary to permit the Administrative Agent to identify, monitor and track the chattel paper stored therein, (b)

implement such restrictions on the access of the officers, directors, agents and employees of the Servicer to the Electronic Invoice System as are reasonably necessary to ensure that possession or control of the chattel paper stored therein is not transferred to any third party, and/or (c) use its commercially reasonable efforts to deliver or cause to be delivered all tangible chattel paper to the Administrative Agent; provided, that the foregoing shall be conducted in a manner reasonably calculated to comply with any applicable confidentiality or restrictions on disclosure to which the Servicer or any Originator is subject (including with respect to Obligor information); and provided, further, that compliance with any such request by the Servicer will not materially impede or adversely affect Collections on, or the collectibility of, the Pool Receivables.

(r) Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.

(i) Each Originator shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event. If at any time any Receivables or Related Rights becomes Embargoed Property, in addition to all other rights and remedies available to the Purchaser Parties, upon request by the Administrative Agent or any of the Purchasers, such Originator shall provide substitute Receivables and Related Rights acceptable to the Administrative Agent and the Purchasers that is not Embargoed Property.

(ii) Each Originator shall not permit, and shall not cause its Subsidiaries, the Buyer and the Servicer to permit, a violation of any Anti-Corruption Laws and shall maintain policies and procedures designed to ensure compliance with such Anti-Corruption Laws.

(iii) Each Originator shall not, and shall not permit any of its Subsidiaries or the Buyer and the Servicer to, (a) become a Sanctioned Person or allow its employees, officers, directors, affiliates, consultants, brokers, and agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Investments to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Capital or pay any other Seller Obligations with funds derived from any unlawful activity; (d) permit any Receivables or Related Rights to become Embargoed Property; or (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any Applicable Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws.

SECTION 6.2 Separateness Covenants. Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Buyer’s identity as a legal entity separate from such Originator and its Affiliates. Therefore, from and after the date hereof, each Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Buyer is an entity with assets and liabilities distinct from those of such Originator and any other Person, and is not a division of such Originator, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein and in the other Transaction Documents, each Originator shall: (i) comply with all applicable provisions set forth in Section 9(j) of the Buyer’s Limited Liability Company Agreement; and (ii) not take any action inconsistent with the foregoing or contrary to the related matters set forth or assumed in the opinions of counsel relating to true sale and substantive non-consolidation matters.

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS

IN RESPECT OF RECEIVABLES

SECTION 7.1 Rights of the Buyer. If any Originator fails to perform any of its obligations hereunder, the Buyer (or its assigns) may, but shall not be required to, perform or cause the performance of such obligation, and the applicable Originator shall be obligated to reimburse the reasonable and documented costs and expenses incurred by the Buyer (or its assigns) in connection therewith.

SECTION 7.2 Responsibilities of the Originators. Anything herein to the contrary notwithstanding:

(a) Each Originator shall perform its obligations hereunder, and the exercise by the Buyer or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(b) None of the Buyer, the Servicer (other than in its capacity as an Originator), the Purchasers, the Group Agents or the Administrative Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Buyer, the Servicer (other than in its capacity as an Originator), the Purchasers, the Group Agents or the Administrative Agent be obligated to perform any of the obligations of such Originator thereunder.

SECTION 7.3 Further Action Evidencing Purchases. On or prior to the Closing Date, each Originator shall mark its master data processing records evidencing its Pool Receivables and Contracts with a legend, acceptable to the Buyer and the Administrative Agent, evidencing that such Pool Receivables have been transferred in accordance with this Agreement and none of the Originators shall change or remove such notation without the consent of the Buyer and the Administrative Agent. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the Servicer, the Administrative Agent or any Group Agent may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by or contributed to the Buyer hereunder, or to enable the Buyer to exercise or enforce any of its rights hereunder or under any other Transaction Document; provided, that in no event shall any Originator be obligated to include any notation or legend on, or otherwise mark, any tangible chattel paper evidencing the Pool Receivables.

SECTION 7.4 Application of Collections. Any payment by an Obligor in respect of any Pool Receivable owed by it to any Originator shall, except as otherwise specified by such Obligor or required by Applicable Law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrative Agent) or the Administrative Agent, be applied as a Collection of such Pool Receivable to the extent of any amounts then due and payable thereunder.

SECTION 7.5 Performance of Obligations. Each Originator shall perform all of its obligations under the Contracts related to the Receivables generated by such Originator to the same extent as if interests in such Receivables had not been transferred hereunder, and the exercise by the Buyer or the Administrative Agent of its rights hereunder shall not relieve any Originator from any such obligations.

ARTICLE VIII

PURCHASE AND SALE TERMINATION EVENTS

SECTION 8.1 Purchase and Sale Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event” (each event which with notice or the passage of time or both would become a Purchase and Sale Termination Event being referred to herein as an “Unmatured Purchase and Sale Termination Event”):

(a) the Maturity Date shall have occurred under the Receivables Purchase Agreement; or

(b) any Insolvency Proceeding shall be instituted against any Originator or any Originator is not Solvent.

SECTION 8.2 Remedies.

(a) Automatic Termination. The Purchase and Sale Termination Date shall automatically occur upon the occurrence and during the continuation of a Purchase and Sale Termination Event (i) for all Originators, in the case of a Purchase and Sale Termination Event described in clause (a) or (c) above, and (ii) for the affected Originator(s), in the case of a Purchase and Sale Termination Event described in clause (b) above; provided, that the rights and remedies of the Buyer hereunder shall survive any such Purchase and Sale Termination Date.

(b) Remedies Cumulative. Upon any termination of the Purchase Facility of any Originator pursuant to Section 8.2(a), the Buyer (and the Administrative Agent as Buyer’s assignee) shall have against such Originator, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 Indemnities by the Originators.

(a) Each Originator hereby agrees to indemnify and hold harmless the Buyer and its assigns (including any Secured Party under the Receivables Purchase Agreement), and their respective officers, directors, agents and employees (each, an “Originator Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of (i) such Originator’s failure to duly and punctually perform its obligations pursuant to this Agreement or any other Transaction Document to which it is a party, (ii) the breach by such Originator of any of its representations, warranties or covenants hereunder, (iii) any violation of Applicable Law by such Originator or (iv) any Adverse Claim asserted by any creditor of such Originator against any of the Receivables or Related Rights (all of the foregoing being collectively referred to as “Originator Indemnified Amounts”); excluding, however, (A) Originator Indemnified Amounts to the extent arising out of or resulting from the gross negligence or willful misconduct of such Originator Indemnified Party or any of its Related Indemnified Parties or the breach by such Originator Indemnified Party or any of its Related Indemnified Parties of its obligations under any Transaction Document to which it is a party, in each case, as determined in a final non-appealable judgment by a court of competent jurisdiction and (B) any Credit Risk Losses or losses arising under arrangements (synthetically or otherwise) to the extent such arrangements have the effect of replicating, in whole or in part, exposure to Credit Risk Losses.

(b) In no event shall any Originator be liable hereunder to any Originator Indemnified Party or any other Person for any special, indirect, consequential or punitive damages, including but not limited to lost profits, even if the Servicer has been advised of the likelihood of such loss or damage and regardless of the form of action.

(c) If for any reason any indemnification to which an Originator Indemnified Party would otherwise be entitled pursuant to the terms of Section 9.1(a) is unavailable to such Originator Indemnified Party or insufficient to hold it harmless, then the applicable Originator shall contribute to the amount paid or payable by such Originator Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of such Originator and its Related Indemnified Parties on the one hand and such Originator Indemnified Party and its Affiliates on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Originator and its Affiliates and such Originator Indemnified Party and its Related Indemnified Parties with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of each Originator under this Section shall, to the extent not duplicative, be in addition to any liability which such Originator may otherwise have.

(d) All amounts owed by any Originator under this Section 9.1 shall be paid by such Originator by the Monthly Settlement Date following the Fiscal Month during which such Originator has received the written demand of the related Originator Indemnified Amounts from the applicable Originator Indemnified Party. Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Amendments, etc.

(a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Buyer and each Originator, with the prior written consent of the Administrative Agent and the Majority Group Agents.

(b) No failure or delay on the part of the Buyer, the Servicer, any Originator or any third-party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Buyer, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Buyer or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c) The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

SECTION 10.2 Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile or electronic mail communication) and shall be delivered or sent by facsimile, electronic mail, or by overnight mail, to the intended party at the mailing or electronic mail address of such party set forth under its name on Schedule IV hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrative Agent, any Purchaser or any Group Agent, at their respective address for notices pursuant to the Receivables Purchase Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means.

SECTION 10.3 No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Originator hereby authorizes the Buyer, the Administrative Agent, each Purchaser and each Group Agent (collectively, the “Set-off Parties”), at any time during the continuance of a Termination Event, to set off, against any obligations of such Originator to such Set-off Party arising in connection with the Transaction Documents that are then due and payable, any and all deposits (general or special, time or demand, provisional or final) then held by, and any and all indebtedness then owing by, the applicable Set-off Party to or for the credit or the account of such Originator; provided, that such Set-off Party shall promptly notify the applicable Originator following the exercise of any such set off, and the exercise of any such set off right shall be subject to Section 13.12 of the Receivables Purchase Agreement, to the extent applicable.

SECTION 10.4 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Buyer and each Originator and their respective successors and permitted assigns. No Originator may assign any of its obligations hereunder without the prior written consent of the Buyer, the Administrative Agent and each Group Agent, except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX shall be continuing and shall survive any termination of this Agreement.

SECTION 10.5 Costs and Expenses. In addition to the rights of indemnification granted under Section 9.01 hereof, the Originators shall pay to Buyer, on the Monthly Settlement Date following the Fiscal Month during which such Originator has received written demand therefor, all reasonable and documented out-of-pocket costs and expenses incurred by the Buyer in connection with the preparation, execution and delivery of this Agreement. In addition, the Originators shall pay to Buyer, on the Monthly Settlement Date following the Fiscal Month during which such Originator has received written demand therefor, all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs) incurred by Buyer in connection with the enforcement of this Agreement, any restructuring or workout of this Agreement or the administration of this Agreement, in each case, during the occurrence and continuation of a Termination Event.

SECTION 10.6 Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

SECTION 10.7 CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b) EACH PARTY HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SCHEDULE IV. NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

SECTION 10.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 10.10 Acknowledgment and Agreement; Third Party Beneficiaries. By execution below, each Originator expressly acknowledges and agrees that all of the Buyer’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be pledged by the Buyer to the Administrative Agent (for the benefit of the Secured Parties) pursuant to the Receivables Purchase Agreement, and each Originator consents to such pledge. Each of the parties hereto acknowledges and agrees that the Administrative Agent, each Group Agent and each other Secured Party is an express third-party beneficiary hereunder; provided, that the rights of each such third-party beneficiary shall be subject to the compliance by such third-party beneficiary of the provisions of the Transaction Documents (including, to the extent applicable, the provisions of Section 3.3 of this Agreement) that relate to such rights.

SECTION 10.11 No Proceeding. Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Buyer any Insolvency Proceeding for at least one year and one day following the Final Payout Date. Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Buyer shall not, and shall not be obligated to, pay any amount in respect of any Subordinated Loan or otherwise to such Originator pursuant to this Agreement unless the Buyer has received funds which may, subject to Section 3.01 of the Receivables Purchase Agreement, be used to make such payment. Any amount which the Buyer does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Buyer by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.11 shall survive any termination of this Agreement.

SECTION 10.12 Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 10.13 Limited Recourse. The obligations of each of the parties under this Agreement and each of the Transaction Documents are solely the corporate or limited liability company obligations of such Person, and no recourse shall be had against, and no personal liability whatsoever shall attach to or be incurred by any incorporator, stockholder, member, partner or Related Party of any such Person or those of any of their Affiliates by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise, and any and all personal liability for breaches by any such Person of such obligations, either at common law or at equity, or by statute, rule or regulation, is hereby expressly waived with respect to every such incorporator, stockholder, member, partner or Related Party as a condition of and in consideration for the execution of this Agreement. The agreements in this Section 10.13 shall survive any termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NCR ATLEOS RECEIVABLES LLC, as Buyer

By:	/s/ Vladimir Samoylenko
Name: Vladimir Samoylenko
Title: President

CARDTRONICS USA, INC., as Servicer and as an Originator

By:	/s/ Vladimir Samoylenko
Name: Vladimir Samoylenko
Title: President

ATM NATIONAL, LLC, as an Originator

By:	/s/ Vladimir Samoylenko
Name: Vladimir Samoylenko
Title: President

S-1	Purchase and Sale Agreement (NCR Atleos)